Exhibit 99.1

NEWS BULLETIN
RE: CLAIRE’S STORES, INC.
2400 WEST CENTRAL ROAD, HOFFMAN ESTATES, ILLINOIS 60192
CLAIRE’S STORES, INC. REPORTS FOURTH QUARTER AND FISCAL 2010
SALES RESULTS
CHICAGO, Illinois, February 1, 2011. Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27, today announced preliminary unaudited sales results for the 2010 fourth quarter and the fiscal year, which ended January 29, 2011.
The Company reported net sales of $422 million for the 2010 fourth quarter, an increase of $11 million, or 2.7%, compared to the 2009 fourth quarter. Consolidated same store sales increased 3.2% in the 2010 fourth quarter. In North America, same store sales increased 4.7% and European same store sales increased 0.6%. Sales would have increased 4.5% excluding the impact from foreign currency rate changes.
The Company reported net sales of $1,426 million for the 2010 fiscal year, an increase of $84 million, or 6.3%, compared to the 2009 fiscal year. Consolidated same store sales increased 6.5% in fiscal 2010. In North America, same store sales increased 7.8% and European same store sales increased 4.3%. Sales would have increased 7.4% excluding the impact from foreign currency rate changes.
We believe our fourth quarter sales results were a strong performance relative to publicly-reported competitive sales information, and given general market conditions. However, weather had a significant impact on our European sales, with the UK experiencing the worst December weather conditions in recent history.
Company Overview
Claire’s Stores, Inc. is one of the world’s leading specialty retailers of fashionable accessories and jewelry at affordable prices for young women, teens, tweens and girls ages 3 to 27. The Company operates through its two store concepts: Claire’s® and Icing®, while the latter operates only in North America, Claire’s operates worldwide. As of January 29, 2011, Claire’s Stores, Inc. operated 2,981 stores in North America and Europe. The Company also franchised or licensed 395 stores in Japan, the Middle East, Turkey, Russia, Greece, South Africa, Guatemala, Malta and Ukraine. More information regarding Claire’s Stores is available on the Company’s corporate website at http://www.clairestores.com.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.
Contact Information:
J. Per Brodin, Executive Vice President and Chief Financial Officer
Phone: (954) 433-3900, Fax: (954) 442-3999 or E-mail, investor.relations@claires.com